Exhibit 99.1

FOR IMMEDIATE RELEASE For Additional Information

Contact: John S. Sokol
President
(614) 220-5200

BANCINSURANCE CORPORATION ANNOUNCES

CHANGE IN STATUS OF SEC INQUIRY

COLUMBUS, Ohio (March 30, 2005) Bancinsurance Corporation announced today it was notified by the U.S. Securities and Exchange Commission (“SEC”) on March 29, 2005 that a previously disclosed informal, non-public inquiry initiated in February 2005 has been converted to a formal order of private investigation. The SEC stated in its notification letter that this confidential inquiry should not be construed as an indication by the SEC or its staff that any violation of law has occurred nor should it be considered a reflection upon any person, entity or security. The Company intends to fully cooperate with this investigation.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company’s unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other Specialty products include our waste surety bond program and run off of the bail bond reinsurance program.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the forward-looking information in this press release. Such risks, uncertainties and other factors, include but are not limited to, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation and other risk factors described from time to time in the Company’s Securities and Exchange Commission filings. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.